Exchange Traded Funds Bureau, Inc. 50 California Street Suite 1500 San Francisco, CA 94111

December 6, 2021
Exchange Traded Concepts, LLC 10900 Hefner Pointe Dr., Suite 400, Oklahoma City, Oklahoma 73120
ETF Series Solutions
615 East Michigan Street Milwaukee, Wisconsin 53202

RE: ETFB Green SRI REITs ETF (RITA)
Dear Sir or Madam:
Exchange Traded Funds Bureau, Inc. (“ETFB”) has entered into a Funds/Products Agreement with FTSE International Limited, FTSE Global Debt Capital Markets Inc., Frank Russell Inc., FTSE Fixed Income LLC (collectively “Licensors”) with an effective date of April 1, 2021 (“Fund Agreement”). Pursuant to the Agreement, FTSE International Limited and ETFB have entered into a Licensed ETF Order Form dated October 11, 2021 (“Order Form”, and together with the Fund Agreement, the “License Agreement”).
The License Agreement provides that the Licensors have granted a license to ETFB for the ETFB Green SRI REITs ETF (the “Fund”) to use the FTSE EPRA Nareit IdealRatings Developed REITs Islamic Green Capped Index and the Marks set forth in the Order Form (collectively, the “Index”) on the terms and conditions set forth in the License Agreement.
ETFB will provide notice to the Fund and its investment adviser of any changes in the terms of the License Agreement or any anticipated expiration or termination of the License Agreement that may affect the Fund’s use of the Index.

Sincerely,

/s/ Mohamad Donia
Mohamad Donia
Chief Executive Officer